EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-167132) of SPDR® Gold Trust of our reports dated November 22, 2011, with respect to the statement of condition of SPDR® Gold Trust as of September 30, 2011, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of September 30, 2011, which reports appear in the September 30, 2011 Annual Report on Form 10-K of SPDR® Gold Trust.

/s/  KPMG LLP

New York, New York
November 22, 2011